Exhibit 99.9

745 Seventh Avenue New York, NY 10019 United States
May 4, 2009
CONSENT OF BARCLAYS CAPITAL INC.
We hereby consent to (i) the inclusion of our opinion letter, dated March 31, 2009, to the Board of Directors of Metavante Technologies, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Fidelity National Information Services, Inc. (“FIS”), as filed by FIS on May 4, 2009 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and FIS and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY — Opinions of Financial Advisors — Metavante”, “FIS PROPOSAL 1 AND METAVANTE PROPOSAL 1: THE MERGER — Metavante’s Reasons for the Merger; Recommendation of the Metavante Board of Directors” and “FIS PROPOSAL 1 AND METAVANTE PROPOSAL 1: THE MERGER — Opinion of Metavante’s Financial Advisor”.
In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, BARCLAYS CAPITAL INC.
By:	/s/ Tommaso Zanobini
	Name:	Tommaso Zanobini
	Title:	Managing Director